Exhibit (a)(5)(M)

Contact:
	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR ACQUISITION OF SANTARUS

RALEIGH, NC, December 10, 2013—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) (“Salix”) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with Salix’s proposed acquisition of Santarus, Inc. (NASDAQ:SNTS) (“Santarus”) has expired.

As previously announced, on December 3, 2013, Salix’s indirect wholly owned subsidiary, Willow Acquisition Sub Corporation (“Purchaser”), initiated a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Santarus at a purchase price of $32.00 per share, net to the seller in cash, without interest and subject to any required withholding taxes. The tender offer is being made in connection with the previously announced definitive merger agreement, dated as of November 7, 2013, among Salix, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix (“Intermediary”), Purchaser and Santarus.

The expiration of the HSR Act waiting period satisfies one of the conditions to the completion of the tender offer. Completion of the tender offer remains subject to other customary conditions as set forth in the Offer to Purchase filed by Purchaser, Salix and Intermediary with the U.S. Securities and Exchange Commission (the “SEC”) on December 3, 2013, including the tender of at least a majority of the outstanding shares of common stock of Santarus on a fully diluted basis. The tender offer is scheduled to expire at 12:00 Midnight, New York City time, at the end of the day on December 31, 2013, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through Salix’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information, please visit our website at www.salix.com or contact Salix at (919) 862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including the tender of at least a majority of the outstanding shares of Santarus common stock or that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; risks associated with the proposed debt financing in connection with the proposed transaction, including that it not close or that its terms are unfavorable; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other risks detailed in Salix’s prior press releases and public periodic filings with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law.

About the Tender Offer

The foregoing is neither an offer to purchase nor a solicitation of an offer to sell securities. Salix, Intermediary and Purchaser have filed a tender offer statement on Schedule TO with the SEC, and Santarus has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer to purchase shares of Santarus’ common stock is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as each may be amended from time to time, contain important information that should be read carefully by Santarus’ stockholders before any decision is made with respect to the tender offer. All stockholders of Santarus may obtain a free copy of the tender offer statement and the solicitation/recommendation statement on the SEC’s website at www.sec.gov or by directing such requests to Georgeson Inc., the Information Agent for the tender offer, by mail at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or by calling toll-free at (800) 509-0976. Copies of Santarus’ filings with the SEC may also be obtained free of charge at the “Investors” section of Santarus’ website at www.santarus.com. Additionally, any questions or requests for assistance related to the tender offer may be directed to Georgeson Inc., the Information Agent for the tender offer, at the address and telephone numbers provided above.

SANTARUS’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

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